UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 10, 2015

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2811 Cahuenga Blvd. West, Los Angeles, CA	90068
(Address of Principal Executive Offices)	(Zip Code)

(323) 472-5461

(Registrant’s Telephone Number, Including Area Code)

 Mandalay Digital Group, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On February 10, 2015, Digital Turbine, Inc. (the “Company”) and James Alejandro entered into an employment agreement (the “Alejandro Agreement”), pursuant to which Mr. Alejandro will serve as the Chief Accounting Officer and Controller of the Company. The effective date of Mr. Alejandro’s employment is February 27, 2015 (the “Start Date”).

The Alejandro Agreement has a two-year term with equity, salary and bonus compensation components. For the equity component, Mr. Alejandro will receive options for 100,000 shares of common stock under the Company’s equity incentive plan with an exercise price equal to the closing price of the Company’s common stock on the Start Date. The options will vest over a four year term as follows: 25% on the first anniversary of the Start Date, then 75,000 on a monthly basis for the following three years. In the event of a Change of Control, as such term is defined in the Alejandro Agreement, all unvested options will vest immediately.

For the salary component, Mr. Alejandro will receive an annual salary of $182,500. For the bonus component, Mr. Alejandro will receive a retention bonus of $25,000 ninety (90) days following the Start Date and will be eligible to receive an annual performance bonus of up to 35% of his base salary. Mr. Alejandro’s bonus opportunity will be based on his satisfaction of performance-related milestones to be mutually agreed upon by the Company and Mr. Alejandro.

In the event Mr. Alejandro is terminated without cause or if he were to voluntarily resign for good reason, each as defined in the Alejandro Agreement, he would be entitled to receive his base salary for the shorter of balance of the term or nine (9) months after the termination date, continuation of any executive health and group health plan benefits to the extent authorized by COBRA for the same period, a pro-rata portion of any bonus that would have been earned through the termination date and, finally, acceleration of vesting of a pro-rata portion of options that would have vested had his vesting occurred on a monthly basis, advanced to the next month.

The Alejandro Agreement also contains customary provisions regarding intellectual property, confidentiality and non-solicitation and indemnification.

Prior to being appointed the Company’s Chief Accounting Officer and Controller, Mr. Alejandro, 45, worked at Dell Inc. (Dell) for over 17 years in various accounting and financial leadership roles. Dell is a privately owned global computer technology company focused on providing its customers with scalable end-to-end technology solutions. Mr. Alejandro served as Director of North America and Global Software & Peripheral Revenue Accounting from June 2014 to February 2015. During this timeframe, Mr. Alejandro was responsible for leading a team providing support in areas related to US GAAP, revenue recognition, internal control compliance, risk management, and general company policy guidance. From July 2011 to June 2014, Mr. Alejandro served at Dell as Director of Mergers & Acquisitions Accounting where he was responsible overseeing accounting due diligence and integration. In this role, Mr. Alejandro also lead the purchase price allocation/valuation and solvency opinion processes related to the Dell & Silver Lake Partners privatization transaction. Prior to this, from November 2007 to July 2011, Mr. Alejandro served at Dell as Director of Corporate Accounting where he was responsible for supporting the areas of Information Technology related to internal software development and other accounting matters, US fixed assets, US payroll and other corporate general & administration areas. From March 1997 to October 2007, Mr. Alejandro held a number of different accounting and financial leadership positions at Dell which included areas in: Financial Planning & Analysis, Treasury Accounting, Corporate Reporting, Services Finance and Audit Committee/SEC Investigation. Mr. Alejandro is a Texas licensed Certified Public Accountant and received his Bachelors of Business in Accounting and Master of Business Administration from The University of Texas at San Antonio.

There is no family relationship between Mr. Alejandro and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There is no arrangement or understanding between Mr. Alejandro and any other person pursuant to which Mr. Alejandro was elected as Chief Accounting Officer of the Company. There are no transactions in which Mr. Alejandro has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Alejandro Agreement does not purport to be complete and is qualified in its entirety by reference to the Alejandro Agreement, a copy of which is appended hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 11, 2015, the Company issued a press release announcing the entry into the Alejandro Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information reported in Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective February 10, 2015, between the Company and James Alejandro.

99.1	Press Release dated February 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 11, 2015

Digital Turbine, Inc.

By:	/s/ Andrew Schleimer

Andrew Schleimer Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective February 10, 2015, between the Company and James Alejandro.

99.1	Press Release dated February 11, 2015.